As filed with the Securities and Exchange Commission on June 6, 2012
Registration No. 333-69197

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALEXANDER & BALDWIN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Hawaii	45-4476521
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
822 Bishop Street
Honolulu, Hawaii 96813
(Address of principal registered offices) (Zip Code)

Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan
Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan
(Full title of the Plans)

Alyson J. Nakamura
Secretary and Assistant General Counsel
Alexander & Baldwin Holdings, Inc.
822 Bishop Street
Honolulu, Hawaii 96813
(Name and address of agent for service)

(808) 525-6611
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-8, File No. 333-69197 (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Alexander & Baldwin Holdings, Inc., a Hawaii corporation, as the successor registrant (the “Successor Registrant”) to Alexander & Baldwin, Inc., a Hawaii corporation (the “Predecessor Registrant”). Such succession has occurred as part of the planned internal reorganization of the Predecessor Registrant by which a wholly-owned subsidiary of the Successor Registrant was merged into the Predecessor Registrant.  The merger (the “Merger”) was effected on June 6, 2012 in accordance with the Agreement and Plan of Merger, dated February 13, 2012 by and between the Predecessor Registrant, the Successor Registrant and A&B Merger Corporation (the “Merger Agreement”).  As a result of the Merger, the Successor Registrant has become the parent holding company of the Predecessor Registrant.

The Merger was approved by the shareholders of the Predecessor Registrant at the 2012 Annual Meeting of the Predecessor Registrant’s shareholders held on May 11, 2012. Pursuant to the Merger, the outstanding shares of the Predecessor Registrant’s common stock were exchanged on a one-for-one basis for shares of the Successor Registrant’s common stock. As a result, the shares of common stock of the Successor Registrant were owned, immediately after the Merger, by the Predecessor Registrant’s shareholders in the same proportion as their ownership of the Predecessor Registrant’s shares of common stock immediately prior to the Merger.  Each person that held rights to purchase or otherwise acquire shares of common stock of the Predecessor Registrant under any stock option, stock purchase or other stock right outstanding under the equity compensation plans or arrangements of the Predecessor Registrant immediately prior to the Merger holds rights to purchase or otherwise acquire a corresponding number of shares of common stock of the Successor Registrant.

The Successor Registrant is a publicly traded company with reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Successor Registrant’s common stock is listed on the New York Stock Exchange under the same ticker symbol formerly used by the Predecessor Registrant, “ALEX”. The Merger did not result in any material changes in the business, offices, assets, liabilities, obligations, net worth, directors, officers or employees of the Successor Registrant as compared to the Predecessor Registrant. The Successor Registrant continues to maintain its principal executive offices at 822 Bishop Street, Honolulu, Hawaii 96813.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except to the extent amended by this Amendment, for all purposes of the Securities Act and the Exchange Act.

This Post-Effective Amendment No. 1 to the Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act.

PART II

Information Required in the Registration Statement

 Item 3.     Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by the Successor Registrant or the Predecessor Registrant are incorporated by reference in this registration statement:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K filed on February 28, 2012, which contains audited financial statements for the Predecessor Registrant’s fiscal year ended December 31, 2011;

(b)
All other reports filed by the Predecessor Registrant or the Successor Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Predecessor Registrant’s Annual Report referred to in (a) above; and

(c)
The Successor Registrant’s Amended and Restated Articles of Incorporation filed on April 4, 2012 as Annex II to the Successor Registrant’s Registration Statement on Form S-4 (the “Charter”), in which there is described the terms, rights and provisions applicable to the Successor Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed by Successor Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, a report furnished on Form 8-K shall not be incorporated by reference herein unless expressly done so. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

 Item 4.     Description of Securities

         Not Applicable.

 Item 5.     Interests of Named Experts and Counsel

         Not Applicable.

Item 6.     Indemnification of Directors and Officers

 The indemnity provisions of the Successor Registrant’s Charter require the Successor Registrant to indemnify its directors and officers to the fullest extent permitted by law. Section 414-242 of the Hawaii Business Corporation Act (the “HBCA”) provides that a corporation may indemnify a director, who is a party to a proceeding in his/her capacity as a director of the corporation, against liability incurred in the proceeding if the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation and (A) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.  To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party in his/her capacity as director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.

Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director, who is a party to a proceeding in his/her capacity as a director of the corporation, if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Furthermore, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director’s judgment when voting on the decision being made; (ii) by special legal counsel; or (iii) by a majority vote of the shareholders.

Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer, who is a party to a proceeding because the officer is an officer of the corporation to the same extent as a director, and if the person is an officer, but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

The Successor Registrant’s Charter limits the liability of the Successor Registrant’s directors in any action brought by shareholders for monetary damages to the fullest extent permitted by the HBCA, which permits a corporation to eliminate directors’ liability in such actions except for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) payment of a dividend or other distribution in violation of Section 414-223 of the HBCA; or (iv) an intentional violation of criminal law.

Item 7.     Exemption from Registration Claimed

         Not Applicable.

Item 8.     Exhibits

Exhibit Number	Exhibit
2.1
Agreement and Plan of Merger, dated February 13, 2012, by and between Alexander & Baldwin, Inc., Alexander & Baldwin Holdings, Inc. and A&B Merger Corporation (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K filed on February 14, 2012).

3.1
Amended and Restated Articles of Incorporation of Alexander & Baldwin Holdings, Inc. (incorporated by reference Annex II to Alexander & Baldwin Holdings, Inc.’s Registration Statement on Form S-4 filed on April 4, 2012).

5.1	Opinion and consent of Cades Schutte llp

23.1	Consent of Deloitte & Touche llp, Independent Registered Public Accounting Firm

23.2	Consent of Cades Schutte llp is contained in Exhibit 5.1

24.1	Power of Attorney. Reference is made to page 7 of this Registration Statement.

99.1	Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan (as assumed by Alexander & Baldwin Holdings, Inc.)

99.2	Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan (as assumed by Alexander & Baldwin Holdings, Inc.)

99.3	Form of Restricted Stock Unit Assumption Agreement

99.4	Form of Stock Option Assumption Agreement

99.5	Special Form of Restricted Stock Unit Assumption Agreement

99.6	Special Form of Stock Option Assumption Agreement

Item 9.     Undertakings

        A.                The Successor Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Successor Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

        B.                The Successor Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Successor Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Successor Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Successor Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Successor Registrant of expenses incurred or paid by a director, officer or controlling person of the Successor Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Successor Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                   The Successor Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-69197 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on June 6, 2012.

ALEXANDER & BALDWIN HOLDINGS, INC.

By:	/s/ Stanley M. Kuriyama
Stanley M. Kuriyama
President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Stanley M. Kuriyama and Joel M. Wine and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date

/s/ Stanley M. Kuriyama	President, Chief Executive Officer and Director	June 6, 2012
Stanley M. Kuriyama	(Principal Executive Officer)

/s/ Joel M. Wine	Senior Vice President, Chief Financial Officer and Treasurer	June 6, 2012
Joel M. Wine	(Principal Financial Officer)

/s/ Paul K. Ito	Vice President, Controller and Assistant Treasurer	June 6, 2012
Paul K. Ito	(Principal Accounting Officer)

/s/ Walter A. Dods, Jr.	Chairman of the Board and Director	June 6, 2012
Walter A. Dods, Jr.

/s/ W. Blake Baird	Director	June 6, 2012
W. Blake Baird

/s/ Michael J. Chun	Director	June 6, 2012
Michael J. Chun

/s/ W. Allen Doane	Director	June 6, 2012
W. Allen Doane

/s/ Thomas B. Fargo	Director	June 6, 2012
Thomas B. Fargo

/s/ Charles G. King	Director	June 6, 2012
Charles G. King

/s/ Constance H. Lau	Director	June 6, 2012
Constance H. Lau

/s/ Douglas M. Pasquale	Director	June 6, 2012
Douglas M. Pasquale

/s/ Jeffrey N. Watanabe	Director	June 6, 2012
Jeffrey N. Watanabe

DB2/ 23180526.2

EXHIBIT INDEX

Exhibit Number	Exhibit
2.1
Agreement and Plan of Merger, dated February 13, 2012, by and between Alexander & Baldwin, Inc., Alexander & Baldwin Holdings, Inc. and A&B Merger Corporation (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K filed on February 14, 2012).

3.1
Amended and Restated Articles of Incorporation of Alexander & Baldwin Holdings, Inc. (incorporated by reference Annex II to Alexander & Baldwin Holdings, Inc.’s Registration Statement on Form S-4 filed on April 4, 2012).

5.1	Opinion and consent of Cades Schutte llp

23.1	Consent of Deloitte & Touche llp, Independent Registered Public Accounting Firm

23.2	Consent of Cades Schutte llp is contained in Exhibit 5.1

24.1	Power of Attorney. Reference is made to page 7 of this Registration Statement.

99.1	Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan (as assumed by Alexander & Baldwin Holdings, Inc.)

99.2	Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan (as assumed by Alexander & Baldwin Holdings, Inc.)

99.3	Form of Restricted Stock Unit Assumption Agreement

99.4	Form of Stock Option Assumption Agreement

99.5	Special Form of Restricted Stock Unit Assumption Agreement

99.6	Special Form of Stock Option Assumption Agreement